Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Tempo Automation Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share(2)	Rule 457(c)	19,331,861	$0.985(3)	$19,041,883.09	$0.00011020	$2,098.42
Equity	Warrants to purchase Common Stock	Rule 457(g)	6,600,000	—	—	—	—(4)
Equity	Common stock, $0.0001 par value per share(5)	Rule 457(g)	18,100,000	$11.50(6)	$208,150,000.00	$0.00011020	$22,938.13
Equity	Common stock, $0.0001 par value per share(7)	Rule 457(c)	5,276,018	$0.985(3)	$5,196,877.73	$0.00011020	$572.70
Total Offering Amounts							$25,609.24
Total Fees Previously Paid							$ —
Total Fee Offsets							$ —
Net Fee Due							$25,609.24

(1)

Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Represents the sum of (a) 11,707,871 shares of common stock, $0.0001 par value per share (“Common Stock”), of Tempo Automation Holdings, Inc. issued in connection with closing of the Business Combination described in the prospectus forming part of this registration statement, (b) 3,050,000 shares of Common Stock issued in the PIPE Investment described in the prospectus forming part of this registration statement, (c) 6,600,000 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants described in the prospectus forming part of this registration statement, (d) 748,990 shares of Common Stock issued to Cantor Fitzgerald & Co. to settle existing deferred underwriting commissions described in the prospectus forming part of this registration statement, (e) 75,000 shares of Common Stock issued to certain of the Selling Securityholders in connection with the Closing to settle existing advisory fees described in the prospectus forming part of this registration statement, (f) 3,750,000 shares of Common Stock that were originally issued to ACE Convergence Acquisition LLC in the form of sponsor shares described in the prospectus forming part of this registration statement and (g) 6,600,000 Private Placement Warrants originally issued in a private placement described in the prospectus forming part of this registration statement.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per security and proposed maximum aggregate offering price are based on the average of the high and low prices of the Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”) on December 20, 2022 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).

(4)	In accordance with Rule 457(g), the entire registration fee for the Warrants is allocated to the shares of Common Stock underlying the Warrants, and no separate fee is payable for the Warrants.

(5)	Reflects the shares of Common Stock that may be issued upon exercise of outstanding Warrants, for an exercise price of $11.50 per share of Common Stock.
(6)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the Warrants.
(7)

Represents 5,276,018 shares of Common Stock that may be issued to White Lion Capital, LLC pursuant to a Common Stock Purchase Agreement described in the prospectus forming part of this registration statement.